EXHIBIT 10.27

NOTE REPURCHASE AGREEMENT

This NOTE REPURCHASE AGREEMENT (this “Agreement”) is dated as of December 30, 2019 and is among International Seaways, Inc., a corporation organized under the laws of the Republic of The Marshall Islands (the “Company”), and BlackRock Credit Alpha Master Fund L.P., HC NCBR Fund and The Obsidian Master Fund (the “Selling Noteholders”).

BACKGROUND

WHEREAS, the Company issued $30,000,000 aggregate principal amount of its 10.75% Step-Up Notes due 2023 (the “Notes”) pursuant to the Indenture, dated as of June 13, 2018, as amended on December 28, 2018 (the “Indenture”), between the Company and GLAS Trust Company LLC, as trustee (the “Trustee”);

WHEREAS, pursuant to the Purchase Agreement, dated June 13, 2018, by and among the Company, the Selling Noteholders and other initial purchasers party thereto, and the Note Repurchase Agreement, dated September 17, 2018, by and between the Company and Multi-Strategy Master Fund Limited, pursuant to which the Company purchased from Multi-Strategy Master Fund Limited $2,069,000 aggregate principal amount of the Notes, the Selling Noteholders purchased from the Company and currently hold, in aggregate, $27,931,000 aggregate principal amount of the Notes set forth opposite such Selling Noteholder’s name on Schedule I (the “Repurchased Notes”);

WHEREAS, the Company has offered to repurchase, and the Selling Noteholders have offered to sell, the Repurchased Notes at a price equal to 100.0% of the aggregate principal amount thereof, together with accrued and unpaid interest from December 15, 2019, the most recent date on which interest has been paid pursuant to the Indenture, to, but excluding, January 15, 2020, plus an aggregate premium in the amount of $992,436 (the “Aggregate Repurchase Premium”);

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I SALE AND REPURCHASE

Section 1.1 Repurchase.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Selling Noteholders shall sell, assign, transfer, convey and deliver to the Company, and the Company shall purchase, acquire and accept from the Selling Noteholders (such sale and purchase, the “Repurchase”), the Repurchased Notes presently held by the Selling Noteholders in the form of definitive IAI Notes Nos. IAI-1, IAI-2 and IAI-4, CUSIP No. 46032V AB2 (the “Definitive Notes”) attached hereto as Annex A.  The purchase price for the Repurchased Notes shall be as follows:  (i) for IAI Note No. IAI-1, 100.0% of the aggregate principal amount thereof plus accrued and unpaid interest thereon from December 15, 2019 to, but excluding, January 15, 2020 (the “Note 1 Repurchase Price”), plus $536,671 (the “Note 1 Repurchase Premium” and, together with the Note 1 Repurchase Price, the “Aggregate Note 1 Repurchase Price”), (ii) for IAI Note No. IAI-2, 100.0% of the aggregate principal amount thereof plus accrued and unpaid interest thereon from December 15, 2019 to, but excluding, January 15, 2020 (the “Note 2 Repurchase Price”), plus $198,480 (the “Note 2 Repurchase Premium” and, together with the Note 2 Repurchase Price, the “Aggregate Note 2 Repurchase Price”) and (iii) for IAI Note No. IAI-4, 100.0% of the aggregate principal amount thereof plus accrued and unpaid interest thereon from December 15, 2019 to, but excluding, January 15, 2020 (the “Note 4 Repurchase Price”), plus $257,285 (the “Note 4 Repurchase Premium” and, together with the Note 4 Repurchase Price, the “Aggregate Note 4 Repurchase Price”. We refer to the Aggregate Note 1 Repurchase Price, the Aggregate Note 2 Repurchase Price and the Aggregate Note 4 Repurchase Price, collectively, as the “Repurchase Price”.

Section 1.2 Closing.

(a) The closing of the Repurchase (the “Closing”) shall take place at 1:00 p.m., New York City time on the Closing Date (as defined below) at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 or at such other time and place as may be agreed by the Company and the Selling Noteholders, subject to satisfaction or waiver of all conditions set forth in Section 1.3 hereof. The “Closing Date” shall be the later of (i) January 15, 2020 and (ii) the date on which the Funding Condition (as defined below) is satisfied.  At the Closing, (a) each Selling Noteholder shall deliver or cause to be delivered to the Company all of such Selling Noteholder’s right, title and interest in and to the Repurchased Notes held by it (including delivery of the respective Definitive Note to the Company or the Trustee for cancellation thereof), together with all documentation reasonably necessary to transfer to the Company its right, title and interest in and to the Repurchased Notes and (b) the Company shall pay or cause to be paid, to the respective Selling Noteholders, the Note 1 Repurchase Price, the Note 2 Repurchase Price and the Note 4 Repurchase Price, in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the Selling Noteholders to the Company.

(b) On the date hereof, the Company shall pay or cause to be paid to the respective Selling Noteholders the Note 1 Repurchase Premium, the Note 2 Repurchase Premum and the Note 4 Repurchase Premium, respectively, in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the respective Selling Noteholders to the Company.

(c) The Company and the Selling Noteholders agree that, in connection with the Repurchase and the payment of the Repurchase Price, the Selling Noteholders will, on the Closing Date, direct the escrow agent in respect of the Notes to release the funds held in escrow by it for the benefit of the Selling Noteholders pursuant to that certain Depository Agreement, dated April 9, 2019, by and between the Company and JPMorgan Chase Bank, N.A., as depository agent, such funds to be used by the Company for such purposes as the Company may deem appropriate (which may include funding a portion of the Repurchase Price).

(d) Notwithstanding anything in this Agreement to the contrary, if the Repurchase has not been consummated by February 15, 2020, this Agreement (other than the provisions of this Section 1.2(d)) shall cease to be of further effect; provided however that the Company and the Selling Noteholders agree that they shall enter into a supplemental indenture with the Trustee pursuant to which the Aggregate Repurchase Premium shall be credited against the interest payments due upon the Notes payable on March 15, 2020 (the “March Interest Payment Date”) and June 15, 2020 (the “June Interest Payment Date”), with such amount to be credited first against the March Interest Payment Date and second against the June Interest Payment Date; and further provided that the Selling Noteholders agree that, notwithstanding that no such supplemental indenture has been entered into by the Company and the Trustee prior to the March Interest Payment Date or the June Interest Payment Date, they will waive (and direct the Trustee to waive) any default under the Indenture that is solely in respect of the payment of interest in an aggregate amount up to and including the Aggregate Repurchase Premium on the March Interest Payment Date and the June Interest Payment Date, respectively.

Section 1.3 Conditions.

(a) The obligations of the Company to consummate the Repurchase and to effectuate the Closing are subject to (i) the condition that the representations and warranties of the Selling Noteholders set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date and (ii) the successful refinancing of the outstanding Senior Credit Agreement (as defined in the Indenture) on terms satisfactory to the Company in its sole discretion on or prior to February 15, 2020 (the “Financing Condition”); provided that the Financing Condition may waived by the Company in its sole discretion.

(b) The obligations of the Selling Noteholders to consummate the Repurchase and to effectuate the Closing are subject to (i) the condition that the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date and (ii) the full payment of the Aggregate Repurchase Premium pursuant to Section 1.2(b) hereof.

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLING NOTEHOLDER

Each of the Selling Noteholders hereby makes the following representations and warranties to the Company.

Section 2.1 Power; Authorization and Enforceability.

(a) It is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by it of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.

(b) This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 2.2 No Conflicts. The execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby does not and will not constitute or result in a breach, violation or default under: (i) any agreement or instrument, whether written or oral, express or implied, to which it is a party; (ii) its certificate of incorporation; or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of itself, except, in each case, as would not reasonably be expected to have a material adverse effect upon its ability to consummate the Repurchase and perform its obligations under this Agreement.

Section 2.3 Title to Repurchased Notes.  As of the date hereof, it is the sole legal and beneficial owner of and has good and valid title to the Repurchased Notes to be sold by it and, upon delivery to the Company of the Repurchased Notes against payment made therefor pursuant to this Agreement, good and valid title to the Repurchased Notes, free and clear of any lien, pledge, charge, security interest, mortgage, or other encumbrance or adverse claim, will pass to the Company.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to each of the Selling Noteholders.

Section 3.1 Power; Authorization and Enforceability.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of The Marshall Islands and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.

(b) This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.2 No Conflicts.  The execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby does not and will not constitute or result in a breach, violation or default under: (i) any agreement or instrument, whether written or oral, express or implied, to which the Company is a party; (ii) the Company’s certificate of incorporation or bylaws; or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company, except, in each case, as would not reasonably be expected to have a material adverse effect upon the ability of Company to consummate the Repurchase and perform its obligations under this Agreement

Section 3.3 Cancellation of the Repurchased Notes.  Upon receipt of the Repurchased Notes at the Closing, the Company will deliver the Repurchased Notes to the Trustee (together with the Definitive Notes and any other customary document reasonably requested by the Trustee) for cancellation pursuant to the Indenture and provide the Selling Noteholders with evidence of cancellation thereof.

Section 3.4 Payment of Fees and Expenses.  The Company will pay or cause to be paid the fees, disbursements and expenses of the Selling Noteholders’ counsel in connection with this Agreement and the transactions contemplated hereby, up to a maximum amount of thirty thousand dollars ($30,000).

ARTICLE IV MISCELLANEOUS PROVISIONS
Section 4.1 Notice. All communications hereunder shall be in writing and effective only upon receipt and if to the Selling Noteholders, shall be delivered, mailed or sent to:

BlackRock Financial Management, Inc.

55 East 52nd Street

New York, New York 10055

Attention: Shantanu Agrawal

Email: shantanu.agrawal@blackrock.com

with copies to:

BlackRock Financial Management, Inc.

55 East 52nd Street

New York, New York 10055

Attention: David Trucano

Email: David.Trucano@blackrock.com

and

BlackRock Financial Management, Inc.

Office of the General Counsel

40 East 52nd Street

New York, NY 10022

Attention: BCA – International Seaways bond

Email: legaltransactions@blackrock.com

and if to the Company, shall be delivered, mailed or sent to:

International Seaways, Inc.

c/o International Seaways Ship Management LLC

600 Third Avenue, 39th Floor

New York, New York 10016

Attention: General Counsel / Legal Department.

Section 4.2 Entire Agreement.  This Agreement and the other documents and agreements executed in connection with the Repurchase shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. The Company waives to the full extent permitted by applicable law any claims it may have against each of the Selling Noteholders in connection with the Repurchase.

Section 4.3 Assignment; Binding Agreement.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 4.3 shall be null and void.

Section 4.4 Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 4.4.

Section 4.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. The Company and each of the Selling Noteholders each hereby submits to the non-exclusive jurisdiction of the United States federal and state courts in the Borough of Manhattan in The City of New York (a “New York Court”) in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company and each of the Selling Noteholders each irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in a New York Court and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

Section 4.6 Waiver of Immunity.  To the extent that the Company or any Selling Noteholder has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Company and any such Selling Noteholder each hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

Section 4.7 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.8 No Third Party Beneficiaries or Other Rights.  This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

Section 4.9 Amendments; Waivers.  This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

Section 4.10 Further Assurances.  Each party hereto shall use its reasonable best efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.11 Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(Signatures appear on the next page.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

F.
INTERNATIONAL SEAWAYS, INC.
	By:	/s/Jeffrey D. Pribor
	Name:	Jeffrey D. Pribor
	Title:	Senior Vice President, Chief Financial Officer

F.
BLACKROCK CREDIT ALPHA MASTER FUND L.P.
By: BlackRock Financial Management Inc., in its capacity as investment advisor
	By:	/s/Shantanu Agrawal
	Name:	Shantanu Agrawal
	Title:	Director

F.
HC NCBR FUND
By: BlackRock Financial Management Inc., in its capacity as investment advisor
	By:	/s/Shantanu Agrawal
	Name:	Shantanu Agrawal
	Title:	Director

F.
THE OBSIDIAN MASTER FUND
By: BlackRock Financial Management Inc., in its capacity as investment advisor
	By:	/s/Shantanu Agrawal
	Name:	Shantanu Agrawal
	Title:	Director

Schedule I

Selling Noteholders

Selling Noteholder	Repurchased Notes
BLACKROCK CREDIT ALPHA MASTER FUND L.P.	$15,104,000 (No. IAI-1)
HC NCBR FUND	$5,586,000 (No. IAI-2)
THE OBSIDIAN MASTER FUND	$7,241,000 (No. IAI-4)
Total	$27,931,000

Annex A

Definitive Notes IAI-1, IAI-2 and IAI-4